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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

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                                  FORM 8-K



                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)          August 25, 1997
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                                LOEWS CORPORATION
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          (Exact name of registrant as specified in its charter)


         Delaware                      1-6541                    13-2646102
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(State or other jurisdiction        (Commission              (I.R.S. employer
of incorporation or organization)    file number)            identification no.)


   667 Madison Avenue, New York, N.Y.                                 10021-8087
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 (Address of principal executive offices)                             (Zip code)




Registrant's telephone number, including area code      (212) 521-2000
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                                NOT APPLICABLE
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     (Former name or former address, if changed since last report)



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Item 5. Other Events.

Florida Settlement

  On August 25, 1997, together with other companies in the United States tobacco industry, Lorillard Tobacco Company ("Lorillard"), the Company's subsidiary, entered into a Settlement Agreement with the State of Florida to settle and resolve with finality all present and future economic claims by the State and its subdivisions relating to the use of or exposure to tobacco products. The Settlement Agreement is attached as Exhibit 10 hereto and the following summary of the Settlement Agreement is qualified by reference thereto.

  Under the Settlement Agreement, the settling defendants will deposit $550 million, representing the State's estimate of its share of the $10 billion initial payment under the proposed federal resolution (the "Resolution") described in the Company's Current Report on Form 8-K, dated June 24, 1997, in an escrow account on or before September 15, 1997. This amount will be allocated among the settling defendants in accordance with their relative market capitalization, which would result in a payment by Lorillard of approximately $41 million.

  On September 15, 1998 and annually thereafter on December 31, the settling defendants will make ongoing payments into a special account for the benefit of the State in the following amounts: 1998: $220 million; 1999: $247.5 million; 2000: $275 million; 2001: $357.5 million; and each year thereafter: $440 million. These amounts equal that portion of the annual industry payments under the Resolution which is contemplated to be paid to the State. These payments would be adjusted for inflation and changes in volume as provided in the Resolution. The settling defendants will also reimburse the State's expenses and those of its attorneys, currently estimated to be $22 million. The settling defendants have also agreed to pay reasonable attorneys' fees to Florida's private counsel. The amount of such fees will be set by a panel of independent arbitrators but in no event will the industry be required under the Settlement Agreement to pay more than $500 million per year towards fee awards for all attorneys nationwide. Each of these payments would be allocated among the settling defendants in accordance with their relative unit volume of domestic tobacco product sales.

  The settling defendants also will support a two-year program by the State aimed at reducing the use of tobacco products by persons under the age of eighteen, and will pay into another escrow account $200 million on or before September 15, 1997 for the pilot program. The settling defendants also agreed to discontinue all tobacco product billboards, signs in arenas and stadia and transit advertisements in the State. Under the terms of a prior agreement with the State of Mississippi, which grants that State "most favored nation" treatment, the settling defendants will, in addition, pay to Mississippi approximately $60 million to reflect the terms of the Florida pilot program. A similar agreement on tobacco product billboards, signs in arenas and stadia and transit advertisements will also apply in Mississippi.

  The settling defendants also agreed to support new legislative and administrative initiatives to prohibit the sale of cigarettes in vending machines, except in adult-only facilities, and to strengthen civil penalties for sales of tobacco products to minors and for possession of tobacco products by minors.

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  If legislation implementing the Resolution or its substantial equivalent is enacted, the Settlement Agreement will remain in place, but the terms of the federal legislation will supersede the Settlement Agreement (except for the terms of the pilot program and payments thereunder) and the ongoing payments described above will be adjusted so that the State would receive the same payments as it would receive under the Resolution, provided that in all events Florida will be entitled to the amount of the initial payment described above without any adjustment.

  The Settlement Agreement also provides that if federal legislation implementing the Resolution or its substantial equivalent is enacted, the parties contemplate that the State of Florida and any other similar state which has made an exceptional contribution to secure resolution of these matters may apply to a panel of independent arbitrators for reasonable compensation for its efforts in securing the Resolution. The settling defendants have agreed not to oppose applications of $250 million in the case of Florida and $75 million in the case of Mississippi, in each case payable over five years. The parties have agreed to a nationwide annual cap for all such payments of $100 million.

  The Settlement Agreement also provides that if the settling defendants enter into any future pre-verdict settlement agreement with a non-federal governmental plaintiff on more favorable terms (after due consideration of relevant differences in population or other appropriate factors), Florida will obtain treatment at least as relatively favorable as such governmental plaintiff.

  The Settlement Agreement provides that it is not an admission or concession or evidence of any liability or wrongdoing on the part of any party, and is entered into by the settling defendants solely to avoid the further expense, inconvenience, burden and uncertainty of litigation.

Item 7. Exhibits.

(c) Exhibits

10. Settlement Agreement dated August 25, 1997 re: Florida Settlement.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            LOEWS CORPORATION
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                                            (Registrant)


Dated:  September 5, 1997               By: /s/ Barry Hirsch
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                                            Barry Hirsch
                                            Senior Vice President
                                            Secretary and General Counsel




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